Exhibit 10.36

April 25, 2008

Dear Pete,

On January 31, 2008, the Compensation Committee of the Board of Directors of Equinix, Inc. approved a 2008 bonus for you equal to 20% of your base salary for 2008 based upon quarterly revenue targets (the “Quarterly Revenue Bonus”). The Quarterly Revenue Bonus shall be in addition to any amounts you are entitled to receive under Equinix’s 2008 Annual Cash Incentive Plan.

The Quarterly Revenue Bonus shall be determined on the basis of Equinix’s performance against quarterly revenue goals for the U.S., as set forth in the Board of Directors-approved operating plan, which may be adjusted from time to time by the Board of Directors throughout the plan year. The revenue goals will exclude the impact of one-time events affecting the operating plan, such as expansion projects or acquisitions not contemplated in the operating plan, as determined in the sole discretion of the Board of Directors.

Each quarter, 25% of the Quarterly Revenue Bonus shall be funded if the applicable revenue target is met during the quarter and will be paid as soon after the close of the fiscal quarter as practical. No Quarterly Revenue Bonus will be funded for that quarter if revenue is less than the operating plan target for the quarter unless the operating plan target, determined on a cumulative basis year-to-date, has been met. Any bonus attributable to a shortfall from a prior quarter shall also be paid if the operating plan target, determined on a cumulative basis year-to-date, has been met. Accordingly, the maximum Quarterly Revenue Bonus for the first quarter may not exceed 25%, for the second quarter 50%, for the third quarter 75% and for the fourth quarter 100%, of the Quarterly Revenue Bonus. In no event shall payments of the Quarterly Revenue Bonus be made more than two and one-half months after the end of the fiscal year in which earned.

The Compensation Committee of the Board of Directors may modify or terminate the Quarterly Revenue Bonus at any time.

Sincerely,

/s/ Steve Smith
Steve Smith
Chief Executive Officer

Acknowledged and Agreed to:

/s/ Peter Ferris
Peter Ferris
President, Equinix U.S.